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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between Steve Berkowitz ("Executive") and AJI Acquisition Corp., a Delaware corporation (the "Company") and, solely for purposes of Sections 1A and 3A(c), IAC/InterActive Corp., a Delaware corporation ("Parent"), dated as of March 20, 2005 and is effective as of the Effective Date (as defined below). In the event that the Merger Agreement (as defined below) is terminated, this Agreement shall be void ab initio and of no further force and effect. All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

        WHEREAS, Executive is currently serving as Chief Executive Officer of Ask Jeeves, Inc. ("Jeeves");

        WHEREAS, the Company has entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), by and among Parent, Ask Jeeves and the Company, dated as of March 20, 2005, pursuant to which the Company will merge with and into Ask Jeeves with Ask Jeeves as the surviving corporation in the Merger (the "Merger") to be effective as of the Effective Time (as defined in the Merger Agreement);

        WHEREAS, Parent and the Board of Directors of the Company (the "Board") desire to provide for the employment of Executive by the Company from and after the date upon which the Effective Time occurs (the "Effective Date"), and Executive is willing to commit himself to serve the Company and its subsidiaries and affiliates, on the terms and conditions herein provided and to the extent herein provided;

        WHEREAS, pursuant to the Merger Agreement, following the Effective Time, Ask Jeeves will assume the obligations and rights of the Company;

        WHEREAS, in order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.    EMPLOYMENT.    The Company agrees to employ Executive as Chief Executive Officer and Executive accepts and agrees to such employment. During Executive's employment with the Company, Executive shall act diligently and do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive's position and shall render such services on the terms set forth herein. During the first year of Executive's employment with the Company, Executive shall report directly to the Chief Executive Officer of the Parent and, following the first anniversary of the Effective Time Executive shall report directly to the Chief Executive Officer of the Parent or, to the extent applicable to other chief executive officers of the Parent's subsidiaries generally, such other person as from time to time may be designated by Parent who reports directly to the Chief Executive Officer of the Parent and has operational authority with respect to the Parent and its subsidiaries (hereinafter referred to as the "Reporting Officer"). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive's position and status. Executive agrees to devote all of Executive's working time, attention and efforts to the Company and to perform the duties of Executive's position in accordance with the Company's policies as in effect from time to time. Executive's principal place of employment shall be the Company's offices located in Oakland, California metropolitan area.

2A.    TERM OF AGREEMENT.    The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto. If

Executive remains in the Company's employment following the expiration of the Term, he shall be an employee at will. Executive and the Company will discuss extending the Term no later than three months prior to the end of the Term, provided, that Executive has provided written notice to the Company between six and four months prior to the end of the Term which sets forth his interest in entering into such discussions.

3A.    COMPENSATION.

        (a)    BASE SALARY.    During the Term, the Company shall pay Executive an annual base salary of $500,000 (the "Base Salary"), payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time. The Base Salary shall be reviewed by Parent, no less frequently than annually in a manner consistent with similarly situated executives of Parent's subsidiaries. For all purposes under this Agreement, the term "Base Salary" shall refer to Base Salary as in effect from time to time.

        (b)    BONUS PLAN.    During the Term, Executive shall be eligible to receive discretionary annual bonuses, provided that Executive's target bonus shall be 80% of Base Salary ("Target Bonus").

        (c)    RESTRICTED STOCK UNITS.    Executive shall be granted as of the Effective Date a grant of restricted stock units for common stock of the Parent with a fair market value of $1,000,000 as of the Effective Date (the "Regular Restricted Stock Units") and a grant of restricted stock units with a fair market value of $2,000,000 as of the Effective Date (the "Leadership Restricted Stock Units"), pursuant to Parent's Amended and Restated 2000 Stock and Annual Incentive Plan or a successor plan (the "Plan") and restricted stock unit agreements (the "Restricted Stock Unit Agreement"), subject to the approval by the Compensation Committee of the Board of Directors of the Parent. Subject to Executive's continued employment with the Company and the provisions of Section 1(d) of the Standard Terms and Conditions attached hereto, the Regular Restricted Stock Units shall vest and no longer be subject to any restriction in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the Effective Date and the Leadership Restricted Stock Units shall vest on the fifth anniversary of the Effective Date, provided that the Regular and Leadership Restricted Stock Units shall fully vest and no longer be subject to any restrictions in the event of a Change in Control (as defined in the Plan). The terms of this Section 3A(c) shall be further supplemented by the terms of the Restricted Stock Unit Agreements. For purposes of this Section 3A(c), "fair market value" shall mean the average closing prices of the common stock of the Parent over the 5-trading day period immediately proceeding and including the Effective Date. During the Term, Executive shall be eligible to receive such additional grants of restricted stock units or other equity interests based on considerations substantially similar to the considerations applicable to similarly situated senior executives of the subsidiaries of the Parent generally.

        (d)    BENEFITS.    From the Effective Date through the date of termination of Executive's employment with the Company for any reason, Executive shall be entitled to participate in equivalent welfare, health and life insurance, pension and other benefit programs (including eligibility to participate in incentive plans or programs) as may be provided to senior executives of the Company generally. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

          (i)    Reimbursement for Business Expenses.    During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated employees and in accordance with the Company's policies as in effect from time to time.

          (ii)    Vacation.    During the Term, Executive shall be entitled to paid vacation per year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

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        (e)    RIGHTS UNDER STOCK PLANS.    Upon the Effective Time, all stock options granted to Executive by Ask Jeeves that are then unvested and outstanding shall fully vest and remain exercisable until the earlier of (i) the expiration of the applicable option term or (ii) should Executive's employment terminate before the applicable option term expires, the applicable post-termination option exercise period (and will be adjusted, under the Merger Agreement, into options for shares of common stock of Parent). In addition, the Company acknowledges that immediately prior to the Effective Time, Executive shall become entitled to shares of Ask Jeeves common stock from Ask Jeeves (which, as adjusted under the Merger Agreement, will result in the receipt of shares of common stock of Parent) to which he would have been entitled under the 1999 Equity Incentive Plan Conditional Stock Award Agreement dated September 30, 2003, had he incurred an Involuntary Termination (as defined in the Conditional Stock Award Agreement) upon the Effective Date (90,000 shares of common stock of Ask Jeeves as of the date of this Agreement).

        (f)    BENEFITS LIMITATIONS.    Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to Executive by Ask Jeeves or its affiliates, the Company, a Company affiliate, or the Parent, in connection with the Merger, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting, or payment of stock options or other awards) (collectively, the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be one dollar ($1) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments will be made only if the total after-tax benefit to Executive is greater after giving effect to such reduction than if no such reduction had been made.

        Unless Executive gives prior written notice specifying a different order to the Company to effectuate the foregoing, the Company will reduce or eliminate the Total Payments, by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any other remaining Total Payments other than any accelerated vesting of stock options or other awards, then by reducing or eliminating any accelerated vesting of stock options or other awards. The preceding provisions of this Section take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

        The determination of whether the Total Payments will be reduced as provided in this Section, and the determination of the amount of such reduction, will be made at the Company's expense by a nationally recognized certified independent public account firm selected by the Company (the "Accounting Firm"). The Accounting Firm will provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Executive and the Company as soon as practicable following the Effective Date.

        It is possible that Total Payments to Executive will initially be reduced to an extent greater than that required under the foregoing provisions of this Section (an "Underpayment"). It is also possible that Total Payments will not initially be reduced to the extent required by the foregoing provisions of this Section (an "Overpayment"). The determination of any Underpayment or Overpayment will be made by the Accounting Firm in accordance with the foregoing paragraph. In the event of an Underpayment, the amount of any such Underpayment shall be paid to Executive. In the event of an Overpayment, Executive will promptly pay to the Company (without interest) the amount of such Overpayment.

4A.    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three

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days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to Parent:	IAC/InterActiveCorp 152 West 57th Street New York, NY 10019 Attention: General Counsel
If to the Company:	Ask Jeeves, Inc. 555 12th Street Suite 500 Oakland, CA 94607 Attention: General Counsel
With a copy to Parent at the address set forth above.
If to Executive:	To Executive's address most recently on file with the Company
With a copy to David Jacobs Epstein, Becker & Green, P.C. 1875 Century Park East, Suite 500 Los Angeles, CA 90067

Either party may change such party's address for notices by notice duly given pursuant hereto.

5A.    GOVERNING LAW; JURISDICTION.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before the appropriate federal court in California; provided, however, if the federal court in California declines jurisdiction, then the parties may seek relief in the appropriate California state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to "this Agreement" or the use of the term "hereof" shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

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        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on March 20, 2005.

AJI ACQUISITION CORP.
/s/ GREG BLATT By: Greg Blatt Title: Chairman of the Board and Secretary
IAC/INTERACTIVE CORP. (Solely for purposes of Sections 1A and 3A(c))
/s/ GREG BLATT By: Greg Blatt Title: Senior Vice President, General Counsel and Secretary
STEVE BERKOWITZ
/s/ STEVE BERKOWITZ

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STANDARD TERMS AND CONDITIONS

1.    TERMINATION OF EXECUTIVE'S EMPLOYMENT.

        (a)    DEATH.    In the event Executive's employment hereunder is terminated by reason of Executive's death, the Company shall pay Executive's designated beneficiary or beneficiaries, within 30 days of Executive's death in a lump sum in cash, Executive's Base Salary through the end of the month in which death occurs and any Accrued Obligations (as defined in paragraph 1(f) below).

        (b)    DISABILITY.    If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of Executive's duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Executive by the Board (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive's duties, Executive's employment under this Agreement may be terminated by the Board for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive's duties with the Company due to Disability, the Company shall continue to pay Executive's Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company, and, to the extent not prohibited by the applicable disability insurance plan or policy, all benefits which had been provided to Executive as of the time of commencement of the Disability. Upon termination of Executive's employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive's Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations (as defined in paragraph 1(f) below).

        (c)    TERMINATION FOR CAUSE/RESIGNATION WITHOUT GOOD REASON.    The Board may terminate Executive's employment under this Agreement with or without Cause at any time and Executive may resign under this Agreement with or without Good Reason at any time. As used herein, "Cause" shall mean, and be limited to (whether such conduct occurs prior to or following the Effective Time): (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; provided, however, that after indictment, the Board may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company's obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement other than by reason of Executive's disability; or (v) a knowing and material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest. Executive shall not be deemed to have engaged in conduct constituting Cause unless (i) Company provides Executive with notice of the conduct or circumstances allegedly giving rise to a possible Cause determination and, if curable, allows Executive ten (10) days to cure such alleged conduct or circumstances and (ii) Executive is given the opportunity, with reasonable advance notice, to present to the Board (with counsel) his position with regard to the alleged grounds for termination prior to the Board making its determination regarding whether there is Cause for Executive's termination. Upon Executive's (A) termination of employment by the Board for Cause prior to the expiration of the Term or (B) resignation without Good Reason prior to the expiration of the Term, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in Section 1(f) below).

        (d)    TERMINATION BY THE BOARD OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.    Upon termination of Executive's employment prior to expiration of the Term (i) by the Board without Cause (other than for death or Disability) or (ii) by Executive for Good Reason (as defined below), then (a) the Company shall continue to pay Executive pursuant to its payroll practices, as severance pay, the Base Salary through the end of the originally scheduled Term over the course thereof (with a minimum severance period of twelve (12) months of Base Salary) and a pro rata Target Bonus for the year of termination based upon the number of full months in such fiscal year prior to Executive's termination of employment, and payable when the Company pays its annual bonuses; provided, that, if so required by Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), such payments will not begin until the date that is six (6) months following Executive's date of termination, and the Company will pay Executive the amounts which would otherwise have been paid on or prior to such date as of the date payments commence in accordance with this proviso, (b) the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below), (c) notwithstanding the definitions of cause or good reason in the applicable Plan, the Regular Restricted Stock Units will be vested in one additional 1/5 vesting tranche and the Leadership Stock Units will vest in 1/5 of the units for each anniversary following the Effective Date prior to Executive's termination of employment plus one additional 1/5 of the units. The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive's execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated employees of the Company and its affiliates and Executive's compliance with the restrictive covenants set forth in Section 2. Executive acknowledges and agrees that the Company's payment of severance benefits described in this Section 1(d) constitutes good and valuable consideration for such release. As used herein, "Good Reason" shall mean the occurrence of any of the following without Executive's prior written consent: (A) the material reduction in Executive's title, duties or reporting responsibilities as Chief Executive Officer of the Company (as in place immediately after the Effective Time), excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Executive or that is authorized pursuant to this Agreement, (B) a reduction in Executive's Base Salary, (C) any material breach of any material provisions of this Agreement by the Company, (D) the requirement that Executive report to anyone other than the Chief Executive Officer of Parent during at any time prior to the first anniversary of the Effective Date, or (E) the relocation of Executive's principal place of employment more than 50 miles from the Oakland, California metropolitan area, provided that in no event shall Executive's resignation be for "Good Reason" unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and Executive provides the Company with written notice thereof within 90 days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) if capable of being cured, the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

        (e)    MITIGATION; OFFSET.    In the event of termination of Executive's employment prior to the end of the Term, in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits. If Executive obtains other employment during the originally scheduled Term, all future amounts payable by the Company to Executive under Section 1(d)(a) shall be offset by the amount earned by Executive from such other employment. For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive's employment status following termination and during the period encompassing the Term.

        (f)    ACCRUED OBLIGATIONS.    As used in this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Executive's accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) accrued vacation pay, to the extent provided by applicable law, (iii) unpaid expense reimbursements and (iv) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, subject to any requirements of Section 409A. Executive shall also be entitled to reimbursement for reimbursable expenses under the Company's medical and dental insurance plans which are incurred prior to the date of termination of employment, and to conversion and continuation benefits to the extent provided under any benefit plans or applicable law.

2.    CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

        (a)    CONFIDENTIALITY.    Executive acknowledges that while employed by the Company, Executive will occupy a position of trust and confidence. Executive shall not, except as may be required to perform Executive's duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company or any of its subsidiaries or affiliates. "Confidential Information" shall mean all information about the Company or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates without confidentiality restrictions, and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of Executive's employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive's employment by the Company and its subsidiaries or affiliates. If Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 2(a). If in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Executive is nonetheless, in the opinion of Executive's counsel, legally compelled to disclose Confidential Information to any tribunal, Executive may, without liability under this Section 2(a), disclose only that portion of the Confidential Information which is legally required to be disclosed, provided that Executive uses reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information by such tribunal. As used in this Agreement, "subsidiaries" and "affiliates" shall mean any company controlled by, controlling or under common control with the Company.

        (b)    NON-SOLICITATION OF EMPLOYEES.    Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive's business position with the Company. Executive agrees that, during the period of Executive's employment with the Company or any of its subsidiaries and for a period of 12 months beyond Executive's date of termination of employment for any reason following the date hereof (the "Restricted Period"), Executive will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such confidential information or trade secrets about other employees of the Company or any of its subsidiaries or affiliates to any other person for purposes of such solicitation or recruitment except within the scope of Executive's duties hereunder.

        (c)    NON-SOLICITATION OF BUSINESS PARTNERS.    During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, persuade or encourage or attempt to persuade or encourage any business partners or business affiliates of the Company or its subsidiaries or affiliates (including suppliers, vendors, distributors, licensors or licensees) to (i) cease doing business with the Company or any of its subsidiaries or affiliates or to (ii) engage in any business competitive with the Company or its subsidiaries or affiliates on its own or with any competitor of the Company or its subsidiaries or affiliates.

        (d)    PROPRIETARY RIGHTS; ASSIGNMENT.    All Executive Developments shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates. "Executive Developments" means any discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company's rights in Confidential Information and Executive Developments.

        (e)    COMPLIANCE WITH POLICIES AND PROCEDURES.    During the Term, Executive shall adhere in all material respects to the policies and standards of professionalism set forth in the Company's policies and procedures as they may exist from time to time and during the period of Executive's employment with the Company or any of its subsidiaries, Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a business competitive with any business of the Company and its subsidiaries (a "Competitive Activity"). Executive shall be considered to have become "associated with a Competitive Activity" if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity (a "Competitor"). Notwithstanding the foregoing, Executive may make and retain investments, for investment purposes only, in less than three percent (3%) of the outstanding capital stock of any publicly traded Competitor if the stock of such Competitor is either listed on a national stock exchange or on the NASDAQ National Market System. Executive hereby consents to, and expressly authorizes the Company's use of Executive's name and likeness in trade publications and other media for trade or commercial purposes.

        (f)    REMEDIES FOR BREACH.    Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Executive's notice to cure any such breach.

        Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive's violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company's remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.

        (g)    SURVIVAL OF PROVISIONS.    The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.    INDEMNIFICATION.    The Company shall indemnify and hold Executive harmless for acts and omissions in Executive's capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law as provided by its by-laws.

4.    TERMINATION OF PRIOR AGREEMENTS.    This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between Executive and Ask Jeeves with respect to the subject matter of this Agreement including, from and after the Effective Date, the letter agreement between Executive and the Company, dated January 19, 2005 (the "Prior Agreement"). In the event that the Merger Agreement is terminated, this Agreement shall be void ab initio and of no further force and effect and the Prior Agreement shall remain fully in effect. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

5.    ASSIGNMENT; SUCCESSORS.    This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the "Company" shall refer to such successor.

6.    WITHHOLDING.    The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

7.    RESIGNATION FROM ALL POSITIONS.    Upon Executive's termination of employment, Executive will at the request of the Company resign from all directorships and positions at the Company and at any of its subsidiaries or affiliates.

8.    HEADING REFERENCES.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to "this Agreement" or the use of the term "hereof" shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

9.    WAIVER; MODIFICATION.    Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto. Prior to the Effective Time, the Company and Executive will not amend or modify this Agreement, or waive any rights of any party hereunder, without the prior consent of Parent. Parent is intended to be, and shall be, a third-party beneficiary of this provision, with full rights of enforcement. Notwithstanding anything to the contrary herein, following the first anniversary Effective Time neither the assignment of Executive to a different Reporting Officer due to a reorganization or an internal restructuring of the Company or its affiliated companies nor a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement, to the extent such event impacts other chief executive officers of Parent's subsidiaries generally.

10.    CODE SECTION 409A.    The parties hereto will act in good faith to equitably restructure any payments provided for in this Agreement to the extent necessary to comply with Section 409A.

11.    SEVERABILITY.    In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

AJI ACQUISITION CORP.
/s/ AJI ACQUISITION CORP.
STEVE BERKOWITZ
/s/ STEVE BERKOWITZ

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